Exhibit 99.1

                 ENCISION REPORTS SECOND FISCAL QUARTER RESULTS

     BOULDER, Colo., Oct. 26 /PRNewswire-FirstCall/ -- Encision Inc. (Amex:
ECI), a medical device company with patented surgical technology emerging as a standard of care in minimally-invasive surgery, reported its financial results for its second fiscal quarter ended September 30, 2005.

     Revenue for the second fiscal quarter ended September 30, 2005 of $2.303 million represented an 11.5 percent increase over prior fiscal year's second fiscal quarter revenue of $2.066 million. Net loss of $(162) thousand or $(.03) per share for the second fiscal quarter compares to a net loss of $(56) thousand or $(.01) per share for last year's second fiscal quarter. Gross Profit Margin for the second quarter of fiscal year 2006 was 60 percent as compared to 58 percent for the second quarter of fiscal year 2005.

     Revenue for the six months ended September 30, 2005 of $4.591 million represented a 20 percent increase over prior fiscal year's second six months revenue of $3.829 million. Net loss of $(143) thousand or $(.02) per share for this fiscal year's six months compares to a net loss of $(347) thousand or $(.06) per share for last fiscal year's six months. Last year's six months included a one-time expense of approximately $201,000 (including attorney and arbitrator fees) for resolution of an arbitration dispute with one of Encision's distributors. Gross Profit Margin for the six months of fiscal year 2006 was 60 percent as compared to 58 percent for the six months of fiscal year 2005.

     "We remain focused on our business and have added personnel to our highly motivated direct sales staff," said Jack Serino, President and CEO of Encision. "As previously announced last week, we introduced a new handle, enTouch(TM), for our articulating instruments. We anticipate that this handle will help us to add new accounts and retain our ongoing hospital accounts. The launch of this product resulted in additional marketing and engineering expenses in the second quarter of fiscal year 2006 versus the second quarter of fiscal year 2005."

     Encision Inc. designs and manufactures innovative surgical devices that allow the surgeon to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM(R) Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

     In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase revenues through the Company's distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission.

     CONTACT: Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com

                                  ENCISION INC.
                       Unaudited Condensed Balance Sheets
                                 (In thousands)

                                                     September 30,    September 30,
                                                         2005             2004
                                                     -------------    -------------
Cash and Cash Equivalents                            $         832    $       1,472
Current Assets                                               3,459            3,653
Total Assets                                                 4,018            4,107
Current Liabilities                                          1,104            1,133
Shareholders' Equity                                         2,914            2,974
Total Liabilities and Shareholders' Equity           $       4,018    $       4,107

                                  ENCISION INC.
                   Unaudited Condensed Statement of Operations
                    (In thousands, except per share amounts)

                                                           Three Months Ended
                                                             September 30,
                                                     ------------------------------
                                                          2005            2004
                                                     -------------    -------------
Net Revenue                                          $       2,303    $       2,066
Cost of Revenue                                                926              871
Gross Profit                                                 1,377            1,195
Operating Expenses                                           1,537            1,252
Operating (Loss)                                              (160)             (57)
Net (Loss)                                           $        (162)   $         (56)
Net (Loss) per Share                                 $        (.03)   $        (.01)

                                  ENCISION INC.
                   Unaudited Condensed Statement of Operations
                    (In thousands, except per share amounts)

                                                            Six Months Ended
                                                             September 30,
                                                     ------------------------------
                                                          2005             2004
                                                     -------------    -------------
Net Revenue                                          $       4,591    $       3,829
Cost of Revenue                                              1,830            1,618
Gross Profit                                                 2,761            2,211
Operating Expenses                                           2,907            2,559
Operating (Loss)                                              (146)            (348)
Net (Loss)                                           $        (143)   $        (347)
Net (Loss) per Share                                 $        (.02)   $        (.06)

SOURCE  Encision Inc.
    -0-                             10/26/2005
    /CONTACT: Marcia McHaffie of Encision Inc., +1-303-444-2600, mmchaffie@encision.com /
    /Web site:  http://www.encision.com /